Exhibit 99.1

Imation Names Theodore Bunting, Jr. and William LaPerch to Board of Directors

OAKDALE, Minn.--(BUSINESS WIRE)--November 13, 2012--Imation Corp. (NYSE: IMN), a global scalable storage and data security company, today announced that Theodore Bunting, Jr. and William LaPerch have been elected to Imation’s Board of Directors.

Bunting is currently group president, utility operations, for Entergy Corporation, an integrated energy company engaged in electric power production and retail distribution operations, a position he has held since June 2012. Bunting has previously held numerous executive positions within Entergy Corporation and its subsidiaries, including senior vice president and chief accounting officer. He is also a certified public accountant.

LaPerch was chief executive officer, president and director of AboveNet Inc., a leading provider of high bandwidth connectivity solutions for business and carriers, from January 2004 to July 2012. Prior to AboveNet, LaPerch held executive management positions at MCI telecommunications, a global business and residential communications company, and at NYNEX Corporation, a regional telephone holding company.

“We are pleased to add Theo Bunting and Bill LaPerch to Imation’s Board of Directors,” said L. White Matthews, III, Non-Executive Chairman of the Board. “Theo brings deep experience as a financial leader dealing with complex financial and accounting matters for public companies, as well as broad managerial experience. Bill has extensive experience in operations and strategic planning with start-ups, turnarounds, and other rapid-change environments in the telecommunications and cloud infrastructure industries. We are confident that both Theo and Bill will make considerable contributions to our Board.”

Bunting and LaPerch were elected as Class II members, effective November 8, 2012, for terms expiring at the annual meeting of shareholders to be held in 2013. Bunting will serve on the Audit & Finance and Compensation Committees of the Board of Directors. LaPerch will also serve on the Audit & Finance and Compensation Committees.

Imation also announced that effective November 6, 2012, Glen A. Taylor resigned from Imation’s Board of Directors. Taylor, chairman of Taylor Corporation and owner of the Minnesota Timberwolves (NBA) and Minnesota Lynx (WNBA), had been a director of Imation since May 2000. He served as a member of the Company’s Compensation Committee and Nominating & Governance Committee.

“We’d like to recognize and thank Glen Taylor for his years of service on Imation’s Board. His extensive international business experience and leadership vision has proven very valuable to the Company. We wish Glen the best in all of his future endeavors,” concluded Matthews.

About Imation
Imation is a global scalable storage and data security company. Our portfolio includes tiered storage and security offerings for business, and products designed to manage audio and video information in the home. Imation reaches customers in more than 100 countries through a powerful global distribution network and well recognized brands. For more information, see www.imation.com

Imation and the Imation logo are trademarks of Imation Corp. and its subsidiaries.

CONTACT:
Imation Corp.
Mary Rawlings-Taylor, 651-704-6796
Email: mjrawlings-taylor@imation.com